UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2013

Yinfu Gold Corporation

(Exact Name of Registrant as Specified in Charter)

Wyoming	333-152242	20-8531222
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Room 2611, Langham Place Office Tower, 8 Argyle St., Mongkok, Kowloon, Hong Kong

(Address of Principal Executive Offices) (Zip Code)

852 2251 1695

Registrant’s telephone number, including area code

(Former Name or Former Address

if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement

On Oct 27, 2012 — Yinfu Gold Corporation (“Yinfu”) (OTCQB:ELRE) disclosed that it had entered into a definitive agreement to acquire a 51% interest in Hitric Resources (S) PTD Ltd., a Singapore limited company, which owns 80% rights of a coal mine located in Tanah Bumbu, South Kalimantan, Indonesia.

As of May 31, 2013, Hitric Resources (S) PTD Ltd. has not provided the required due diligence and the Company has decided not to close the Kalimantan coal mine acquisition.

On November 9, 2012, Yinfu Gold Corporation and its strategic partner Guolong Investment Management Jiangsu Co., Ltd., entered into a definitive agreement with Chongqing Number One Jewelry Co., to acquire a 30% ownership stake of Chongqing Number One Jewelry for 30 million Yinfu Gold Corporation common shares.

Following a full due diligence by Yinfu Gold Corporation, the Company decided, as of May 31, 2013, not to proceed with the acquisition of the 30% ownership stake in Chongqing Number One Jewelry Co. No shares were issued in this transaction.

Additionally, on July 31, 2012 – Yinfu Gold Corporation disclosed it had entered into a definitive agreement to acquire a 100% interest in the Abbots Brook Gold Claim for US$25,000 and 5,000,000 common shares. The claim is located in Labrador, in the Province of Newfoundland, Canada.

As of May 31, 2013 Yinfu Gold Corp reports that it has decided not to retain the Abbotts Brook Gold claim. The original claim owners will keep the US$25,000 and the 5,000,000 common shares.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 7, 2013

YINFU GOLD CORPORATION

/s/ Tsap Wai Ping
Tsap Wai Ping
President, Chief Executive Officer, Director

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